Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats ad private or confidential. The redacted terms have been marked at the appropriate place with “[XXX].”
Exhibit 10.8
AMENDMENT, CONSENT AND WAIVER
June 29, 2026

Reference is made to that certain Offtake Agreement dated April 20, 2026 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) between SV Management Switzerland AG, a company organized under the laws of Switzerland, whose registered office is at Rigistrasse 2, 6300 Zug Switzerland (“SV” or “Seller”), and US SIIE, LLC, a Delaware limited liability company, whose registered office is at [XXX] (“Buyer”). Capitalized terms used but not defined in this limited amendment, consent and waiver letter (this “Amendment, Consent and Waiver”) shall have the meanings ascribed to such terms in the Agreement.
1.Pursuant to Clause 5.2(a)(ii) of the Agreement, Seller shall not, without Buyer’s prior consent, sell directly or indirectly, lease, transfer, dividend, deliver, or alienate any quantity of Products produced at Seller’s Facility other than to Buyer under the Agreement (subject to the exceptions expressly set forth therein). Seller shall, pursuant to Clause 4.3(a) of the Agreement, promptly notify Buyer in writing of any Product that is available for sale and produced during the period prior to the Commercial Operations Date. Solely for the limited purposes set forth in this Amendment, Consent and Waiver, and solely to the extent necessary to permit the Consented Action (as defined in paragraph 2 below), Buyer hereby:
(a)consents to and grants its prior written consent under Clause 5.2(a)(ii) of the Agreement to Seller's sale and delivery of Products produced at Seller’s Facility to such third parties and in such quantities as may be nominated by Buyer from time to time in accordance with paragraph 2 below (each, a “Nominated Recipient”); and
(b)for the avoidance of doubt:
a.confirms that an additional written notification pursuant to Clause 4.3(a) of the Agreement is not required with respect to Product sold as part of the Consented Quantity; and
b.the Consented Quantity will not count towards the cap pursuant to Clause 4.1 of the greater of (x) fifty (50) metric tons of total rare earth oxide, and (y) one percent (1%) of ACQ.
2.The “Consented Action” shall mean the sale and delivery by SV of Product produced at Seller’s Facility to Nominated Recipients, subject to the following terms and conditions:
(a)The aggregate quantity of Product sold and delivered to all Nominated Recipients pursuant to this Amendment, Consent and Waiver shall not exceed one hundred (100) kilograms of total rare earth oxide in the aggregate (the “Consented Quantity”).

(b)Buyer shall be entitled to direct, in its sole and absolute discretion, an allocation and delivery of any portion of the Consented Quantity to a Nominated Recipient pursuant to this Amendment, Consent and Waiver, including as to the identity of each Nominated Recipient and the quantity of Product to be sold and delivered to such Nominated Recipient. Buyer shall communicate each such direction to SV in writing, specifying the identity of the relevant Nominated Recipient and the quantity of Product to be delivered.
(c)Upon delivery of a direction pursuant to paragraph 2(b), SV shall, subject to the availability of Product at Seller’s Facility, sell and deliver the specified quantity of Product to the specified Nominated Recipient in accordance with terms agreed between Seller and such Nominated Recipient in consultation with Buyer.
(d)Product sold and delivered to Nominated Recipients pursuant to this Amendment, Consent and Waiver shall be used solely for the purposes of testing, verification and process optimization, and for no other purpose.
3.For the purposes of Clause 5.3 of the Agreement, each Nominated Recipient nominated by Buyer in accordance with paragraph 2(b) above and any Third Parties such Nominated Recipient sells or supplies the Consented Quantity to shall be deemed not to be Restricted Persons and not to be located in Non-Allied Nations, and SV shall be entitled, solely in respect of the Consented Action, to rely on such deemed status without further inquiry or verification. Notwithstanding anything to the contrary in the Agreement or this Amendment, Consent and Waiver: (i) Seller shall not sell, deliver, ship, or otherwise transfer any portion of the Consented Quantity to any Person except pursuant to a written instruction issued by the Buyer (“Delivery Direction”); (ii) Seller acknowledges that prior to the issuance of any Delivery Direction, Buyer (or the Buyer Manager acting on its behalf) shall perform a comprehensive Restricted Person and national security screening on the proposed Nominated Recipient to ensure compliance with Restricted Party covenants set out in the Agreement; and (iii) Seller shall fully cooperate with and support any such screening process, including by promptly providing any relevant counterparty or technical information in its possession.
4.Buyer hereby waives, solely in respect of the Consented Action and in respect of each Nominated Recipient nominated by Buyer in accordance with paragraph 2(b), all obligations of SV under Clause 5.4 of the Agreement, including without limitation SV's obligations to: (A) include in any agreement with a Nominated Recipient the provisions required by Clauses 5.4(a) and 5.4(b) of the Agreement; (B) conduct ongoing due diligence on any Nominated Recipient pursuant to Clause 5.4 of the Agreement (including verification of ownership, control, jurisdiction and onward supply chain); and (C) notify Buyer of any breach by a Nominated Recipient of any obligations under any agreement to which Clause 5.4 of the Agreement would otherwise apply.
5.With effect from the date of this Amendment, Consent and Waiver, paragraph (a) of Schedule 4 of the Agreement shall be deleted and replaced with the following: [XXX]
6.With effect from the date of this Amendment, Consent and Waiver, clause 2.4 of the Agreement shall be deleted and replaced with the following: “If the Buyer Condition is not satisfied or waived by the applicable Party in accordance with Clause 2.3 by August 14, 2026,

Seller may terminate this Agreement immediately upon notice to Buyer. If the Seller Conditions are not satisfied or waived by the applicable Party in accordance with Clause 2.3 by August 14, 2026, Buyer may terminate this Agreement immediately upon notice to Seller. Any such termination by Seller or Buyer shall be without liability to the other Party.”
7.Except as expressly set forth in this Amendment, Consent and Waiver, the Agreement shall remain in full force and effect and this Amendment, Consent and Waiver shall not be deemed to (a) constitute a consent, waiver or modification of any other representation, warranty, condition, obligation or covenant contained in the Agreement, or (b) prejudice or otherwise affect any rights or remedies available to the parties under the Agreement other than as expressly set forth in this Amendment, Consent and Waiver.
8.The provisions of Clauses 32 (Governing Law and Dispute Resolution), 33 (Notices), 34.1 (Entire Agreement), 34.2 (Execution), 34.3 (No Joint Venture, Partnership), 34.6 (Severance), 34.9 (Exclusive Remedies) and 34.10 (No Third Party Beneficiaries) of the Agreement shall be incorporated into this Amendment, Consent and Waiver as if set out in full in this Amendment, Consent and Waiver and as if references in those clauses to the Agreement are references to this Amendment, Consent and Waiver.

SV MANAGEMENT SWITZERLAND AG

By:	/s/ Thras Moraitis
Name:	Thras Moraitis
Title:	Director

US SIIE, LLC

By:	/s/ [XXX]
Name:	[XXX]
Title:	Authorized Signatory

[Amendment, Consent and Waiver]